Exhibit 5.4

May 10, 2022

MacAulay-Brown, Inc.

c/o Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, VA 23607

Re:

Exchange Offer of $600,000,000 aggregate principal amount of new 2.043% Senior Notes due 2028 (the “New 2028 Notes”) in exchange for an equal amount of outstanding 2.043% Senior Notes due 2028 (the “Old 2028 Notes” and, together with the New 2028 Notes, the “2028 Notes”) and $400,000,000 aggregate principal amount of new 0.670% Senior Notes due 2023 (the “New 2023 Notes”) in exchange for an equal amount of outstanding 0.670% Senior Notes due 2023 (the “Old 2023 Notes” and, together with the New 2023 Notes, the “2023 Notes”). The Old 2023 Notes and the Old 2028 Notes are collectively referred to as the “Old Notes” and the New 2023 Notes and the New 2028 Notes are collectively referred to as the “New Notes.”

Ladies and Gentlemen:

We have been engaged as special Ohio legal counsel to MacAulay-Brown, Inc., an Ohio corporation (the “Company”) and wholly-owned subsisidary of Huntington Ingalls, Inc., a Delaware corporation (the “Issuer”). The Issuer intends to register the New Notes under the Act pursuant to the Registration Statement filed or to be filed by the Issuer and its subsidiaries including the Company. The Company will guarantee the Company’s obligations under the New Notes and the Transaction Documents, as herein defined. You have requested our opinion with respect to the matters set forth below.

In our capacity as special Ohio legal counsel to the Company and for the purposes of this Opinion, we have reviewed and examined copies of executed originals, or copies certified or otherwise identified to our safisfation, of the following documents and instruments related to the (i) organization and governance of the Company (collectively, the “Organizational Documents”) and the Company’s guarantee of the Senior Notes:

For purposes of this Opinion, the Organizational Documents consist of the following:

(a) the Articles of Incorporation of the Company on file with the Ohio Secretary of State (the “OSOS”) as of the date hereof (the “Articles”);

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(b)	the Code of Regulations of the Company (the “Regulations”);

(c)	Resolutions adopted by the Board of Directors of the Company (the “Board”) on May 9, 2022 (the “Directors’ Resolutions”);

(d)	A certificate of Good Standing of the Company from the OSOS (the “Ohio Good Standing Certificate”);

(e)

a certificate of Charles R. Monroe, Jr., the Secretary of the Company, and D. R. Wyatt the Treasurer of the Company, dated as of the date hereof (the Officers’ Certificate), to the effect that, among other things, the Articles, Regulations and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified;

and the Transaction Documents consist of the following:

(f)

the Registration Statement and related prospectus, each dated as of May 10, 2022 in substantially the form filed or to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”);

(g)

the Registration Rights Agreement, dated August 16, 2021, by and among the Issuer, the Guarantors and BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the initial purchasers (the “Registration Rights Agreement”); and

(h)	the Indenture, dated as of August 16, 2021(the “Indenture”), by and among the Issuer, the Company and Wells Fargo Bank, National Association, as trustee; and

(i)	the form of Old Notes and the New Notes.

With your consent, we have reviewed only such documents and records of the Company as we have deemed necessary to render this Opinion, and we have not reviewed any other records of any other party to the transactions contemplated by the Transaction Documents, as none have been made available to us for the purpose of this Opinion. Accordingly, as to any facts material to this Opinion, we have assumed and relied solely upon the factual accuracy of all warranties and representations of the parties contained in, and other factual information set forth in, the Transaction Documents, the Officers’ Certificate and other certificates of officers of the Company which we have not independently verified; nothing, however, has come to our attention to cause us to believe that any such factual matters are inaccurate.

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ASSUMPTIONS

With your approval for purposes of this Opinion, we have assumed (i) the genuineness of all signatures on documents and records, including the Organizatinal Documents and the Transaction Documents including the signature of the officers of the Company, (ii) the due authorization of persons executing such documents and records in a representative capacity other than the representatives of the Company, (iii) the authenticity and completeness of all documents and records submitted to us as originals and the conformity to the original documents and records of all documents and records submitted to us as copies of the originals and (iv) that each of the natural persons executing such documents and records is legally competent and not under any legal disability to execute and deliver the Transaction Documents.

In basing the opinions and other matters set forth below herein upon our “knowledge,” the word “knowledge” signifies that, in the course of our representation of the Company in matters with respect to which we have been engaged by the Company as legal counsel, no information has come to our attention that would give us actual knowledge or actual notice that the factual assumptions made in connection with any of such opinions or other matters are not accurate or that any of the foregoing records, documents, instruments, reports and other information on which we have relied are not accurate, and it is intended to be limited to the knowledge of the lawyers presently within our firm who have worked on such matters on behalf of the Company since April 15, 2022.

In addition, we have assumed the following:

(a)    each of the obligations of the parties, including the Company, set forth herein are legal, valid and binding and are enforceable in accordance with their respective terms;

(b)    any of the Transaction Documents submitted to us as originals are authentic; the form and content of any Transaction Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from and form and content of such documents as executed and delivered; any of the Transaction Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Transaction Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Transaction Documents are true and complete; there has been no modification of, or amendment to, any of the Transaction Documents, and there has been no waiver of any provision of any of the Transaction Documents by action or omission of the parties or otherwise;

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(c)    the actions documented by the Directors’ Resolutions were taken at a duly called meeting of directors at which a quorum of the Board or a committee thereof, as the case may be, was present, by the affirmative vote of a majority of the members of the Board present, or a committee thereof, as the case may be, or by unanimous consent by all incumbent members of the Board, or a committee thereof, as the case may be, all in accordance with the Articles and Regulations of the Company;

(d)    all representations, warranties, statements and responses to questions made in or pursuant to the Indenture and the Registration Rights Agreement by the Company and each other party thereto (other than representations and warranties of the Company as to legal matters on which an opinion is rendered herein) are true and correct;

(e)    the Officers’ Certificate, and all other certificates submitted to us, are true, correct and complete both when made and as of the date hereof;

(f)    the Company has not, and is not required to be, registered under the Investment Company Act of 1940;

(g)    the Old Notes were, and the New Notes will be, issued under and subject to the terms of the Indenture;

(h)    the transactions consummated, and to be consummated, pursuant to the Indenture (including the Exchange Guarantee contained therein) and the Registration Rights Agreement have and will, as applicable, result in receipt by the Company of good and valuable consideration, and such transactions are fair and reasonable to the Company; and

(i)    the New Notes have been duly and validly authorized, and will be duly and validly executed and delivered, by the Issuer and will be issued solely in exchange for the Old Notes in an exchange offer pursuant to the Registration Statement in accordance with the Indenture and the Registration Rights Agreement; and the form, terms and conditions of the New Notes will be substantially identical to those of the Old Notes, and in no event will the aggregate principal amount of the New 2028 Notes exceed $600,000,000, nor will the aggregate principal amount of the New 2023 Notes exceed $400,000,000.

OPINIONS

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

(1)    The Company is a corporation organized and, based solely on and as of the date of the Ohio Good Standing Certificate is validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to execute and deliver and perform its obligations under the Indenture (which includes the Exchange Guarantee) and Registration Rights Agreement.

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(2)    The execution and delivery by the Company of the Indenture (which includes the Exchange Guarantee) and the Registration Rights Agreement have been duly authorized by all necessary corporate action on the part of the Company, and the Indenture (which includes the Exchange Guarantee) and the Registration Rights Agreement have been duly executed and delivered by the Company.

QUALIFICATIONS, LIMITATIONS AND EXCEPTIONS

Without limiting the generality of, or implying any other limitation of, any other assumption, qualification, limitation or exception set forth in this Opinion, our opinions set forth herein are subject to each of the following exceptions and the effect thereof:

A.

This Opinion is limited to the laws of the State of Ohio, the federal laws of the United States of America, all as presently in effect, to present judicial interpretations thereof, and to the facts as they presently exist. In rendering this Opinion, we assume no obligation to revise or supplement this Opinion should the present laws of any jurisdiction mentioned above be changed by legislative action, judicial decision, or otherwise or should the facts as they presently exist change.

B.	The effect and possible unenforceability of contractual provisions providing for choice of law, jurisdiction and/or forum;

C.	The effect of course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement;

D.	The effect of laws requiring mitigation of damages;

E.

Any and all opinions rendered by this firm in this Opinion are limited to the matters expressly set forth in Paragraphs 1 through 2 hereinabove following the phrase “we are of the opinion that”; and no opinion is implied or to be inferred beyond the matters expressly so stated. Without implying any limitation upon the foregoing sentence, the following matters, including their effects and the effects of non-compliance, are not covered by implication or otherwise in this Opinion, unless coverage thereof is specifically addressed herein:

a.	Local municipal or county law;

b.	Zoning, land use, subdivision and other development laws;

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c.	Law concerning access by the disabled and building codes;

d.	Federal or state securities laws;

e.	Antitrust and unfair competition law;

f.	Fiduciary obligations;

g.	Pension and employee benefit law, e.g., ERISA;

h.	Regulations T, U and X of the Board of Governors of the Federal Reserve System;

i.	Tax law;

j.	Patent, copyright, trademark and other intellectual property law;

k.	Racketeering law, e.g., RICO;

l.	Criminal statutes of general application, e.g., mail fraud and wire fraud;

m.	Health and safety law, e.g., OSHA;

n.	Labor law; or

o.	Law concerning national or local emergency.

We are members of the Bar of the State of Ohio and we do not purport to be experts on, or to express an opinion herein concerning, any law other than the law of the State of Ohio and the federal laws of the United States. Accordingly, this Opinion is limited to the laws of the State of Ohio and except as noted herein the federal laws of the United States, in each instance as such laws exist on the date of this Opinion. We express no opinion as to (i) the applicability, effect or impact of any federal or state securities laws, including the Act and any state securities laws of the State of Ohio; (ii) the validity of the securities to be offered pursuant to the Transaction Documents; (iii) the Issuer’s or the Company’s compliance with federal of state securities laws or regulations related to such securities; (iv) the nature or enforceability of the substantive provisions of any of the Transaction Documents. We further expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

We acknowledge that the Company has requested that this Opinion be rendered to the Issuer in connection with the transactions described in the Transaction Documents. This Opinion may not be used for any other purposes, or relied upon by any other individual or organization for

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any other purpose, without our prior written consent. We consent to your filing of this Opinion as an exhibit to the Registration Statement and to the application to the securities commissioners for the various states of the United States for registration of the New Notes.

Very truly yours,

/s/ Hahn Loeser & Parks LLP